Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of March 10th, 2006 by and between John Quist (“Executive”) and Impinj, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Executive’s employment with the Company as of and after the date of this Agreement.

1. Duties and Scope of Employment.

(a) Position Responsibilities. Executive shall be employed as Vice President of Operations for the Company and will report to the Company’s Chief Executive Officer. The duties and responsibilities of Executive shall include the duties and responsibilities for Executive’s corporate offices and positions as set forth in Company’s bylaws from time to time in effect and such other duties and responsibilities as the Company’s Chief Executive Officer may from time to time reasonably assign to Executive, in all cases to be consistent with Executive’s corporate offices and positions.

(b) Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times faithfully perform all of the duties and obligations required of and from Executive, consistent and commensurate with Executive’s positions, pursuant to the terms hereof and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with Company, Executive agrees that he will devote all of his business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to his work services and advice, that Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors (the “Board”), and that he will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business, or by making an investment in any such competitive business. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market, provided that such activities do not materially interfere with Executive’s obligations to the Company as described above. Executive agrees that he will comply with and be bound by the Company’s operating, ethics and other policies, procedures and practices from time to time in effect during the term of Executive’s employment relationship with the Company.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement, nor will Executive enter into any such agreement or commitment, contractual or otherwise, in conflict with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title or interest and that Executive’s employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.

(d) Start Date. Executive will commence employment on or before March 29th, 2006, or such later date as agreed in writing by the Company and Executive.

2. Confidentiality Agreement. Executive shall sign, or has signed, the Company’s standard Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) in the form attached hereto as Attachment A. Executive hereby represents and warrants to Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with Company.

3. Cash Compensation.

(a) Salary. Executive shall receive a bi-weekly salary of $7,115.38, equivalent to $185,000 on an annualized basis (the “Base Salary”), subject to standard payroll deductions and withholdings and payable pursuant to the Company’s normal payroll practices.

4. Equity Compensation. Subject to approval by the Board, Executive will be granted an option to purchase 225,000 shares of Company common stock at an exercise price equal to the fair market value of the shares on the date of grant (the “Option”). The Option will be immediately exercisable as to all shares and will vest as follows: 1/4th of the total number of shares subject to the Option shall vest on the one-year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the Option shall vest on each monthly anniversary of the vesting commencement date thereafter for so long as the recipient of the Option remains an employee of or consultant to the Company so that the total number of shares shall have vested after 48 months. The vesting commencement date shall be the date Employee’s employment commences pursuant to this Agreement, subject to Executive’s continuous full-time active employment on each such vesting date. The Option will be subject to the terms of a standard Stock Option Agreement and subject to applicable federal and state securities laws. In the event Executive elects to exercise the option as to some or all of the shares prior to the date such shares are vested, such unvested shares will be subject to the right of the Company to repurchase the shares at the lesser of the original purchase price or the fair market value of the shares at the time of repurchase, which repurchase right will lapse in accordance with the vesting schedule described above.

5. Benefits.

(a) General Benefits. Executive will be eligible to participate in the Company’s employee benefit plans of general application to full-time employees of the Company in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for such other benefits as the Company generally provides to its other employees of comparable position.

(b) Vacation. Executive will be eligible to accrue up to 15 days paid vacation per year, on a pro-rated accrual basis throughout each calendar year, which accrued vacation may be used in the year in which accrued or in a subsequent year, subject to the Company’s policies with respect to maximum accrual of unused vacation. Executive’s requested vacation from July 22, 2006 to August 6, 2006 is pre-approved, notwithstanding Company policies to the contrary.

(c) Airfare / Lodging / Transportation Expenses prior to relocation. The Company will bear all reasonable costs associated with your travel to and temporary accommodations in the Seattle area until your relocation is complete, not later than 120 days from the date of this contract. In order to receive reimbursement you will need to provide records and receipts in accordance with standard Company policy. Following that time, you will be additionally entitled to a Relocation Expenses benefit as described below.

(d) Relocation Expenses. You are expected to relocate to Seattle, Washington following commencement of your new position. In connection with your relocation from San Jose, California to the Seattle area, the Company will make arrangements and pay for the following actual moving expenses in an amount not to exceed $25,000: (i) professional movers to pack and move your household items; (ii) professional movers to ship up to two (2) vehicles; (iii) one-way airfare to Seattle for the members of your immediate household; and (iv) reimbursement of incidental, approved, out-of-pocket expenses related to your relocation. Balances remaining after the above expenses will not be applied to any other aspect of relocation or compensation. Any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law. In the event that you terminate your employment with the Company before the end of the first year of employment, you agree to repay the Company 100% of the relocation expense by personal check or other negotiable instrument. The Company may set off against such obligation any obligation owed to you, including your final pay and any other amounts payable by the Company to you.

(e) Temporary Housing. The Company will pay for up to ninety (90) days temporary housing, which must be arranged or approved by the Company’s Director of Human Resources.

6. Term; At-Will Employment. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

7. Separation Benefits. Executive shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 7; provided, however, that in the event Executive is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Executive is entitled under such severance pay plan shall reduce the amount of severance pay to which Executive is entitled pursuant to this Section 7. In all cases, upon termination of employment, Executive will receive payment for all salary and unused vacation accrued as of the date of Executive’s termination of employment, and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(a) Voluntary Resignation. If Executive voluntarily elects to terminate Executive’s employment with the Company, Executive shall not be entitled to any severance benefits.

(b) Termination for Cause, Disability or Death. If the Company or its successor terminates Executive’s employment for Cause, as defined below, or if Executive’s employment is terminated on account of Executive’s death or Permanent Disability, as defined below, then Executive shall not be entitled to receive any separation benefits.

(c) Involuntary Termination.

(i) Constructive Termination. If a Constructive Termination of Executive occurs within one year after Executive’s first day of employment with the Company, provided Executive signs a general release of claims, in form and substance reasonably satisfactory to the Company, with respect to the Company or its successor and related parties within 60 days of such employment termination, Executive shall receive the continued payment of Executive’s Base Salary for a period of three months following the date of his termination of services, commencing on the payroll period following the effective date of Executive’s general release.

(ii) Change of Control. If, within one year after the consummation of a Change of Control, as defined below, Executive’s employment is terminated by the Company or its successor other than for Cause and other than on account of Executive’s death or Permanent Disability, provided Executive signs a general release of claims, in form and substance reasonably satisfactory to the Company, with respect to the Company or its successor and related parties within 60 days of such employment termination, as of the date of employment termination 50% of the unvested shares subject to the Option grant described in Section 4 above shall be deemed vested as of the date of such termination.

(d) Definitions. For purposes of this Section 7, the following definitions shall apply:

(i) Cause. For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events: (A) your conviction of a felony, (B) your commission of any act of fraud with respect to the Company, (C) any intentional misconduct by you that has a materially adverse effect upon the Company’s business, (D) a breach by you of any of your fiduciary obligations as an officer of the Company or of any contractual obligation that you have to the Company, (E) your failure to substantially perform your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with your position and duties, or (F) your death or Permanent Disability.

(ii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if Executive resigns within 30 days following a relocation required by the Company as a result of the Company’s relocation of Executive’s assigned work site to a location more than 50 miles from Executive’s assigned work site immediately prior to such relocation; provided, however, that such relocated work site must also be more than 50 miles from Executive’s then current home address; and provided further, however, that no Constructive Termination shall be deemed to occur if the Company offers Executive the opportunity to work remotely so that his principal work site is at his home or a location within 50 miles of his home following any relocation of his assigned work site.

(iii) Change of Control. For purposes of this Agreement, “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(iv) Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. You shall not be considered to be permanently disabled unless you furnish proof in such form or manner, and at such times, as the Company may require.

8. Successors and Assigns. The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s obligations under this Agreement may not be assigned.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(f) Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in the County of King in the State of Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 9(f) shall not apply to the Confidentiality Agreement.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND

UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature page follows.]

The parties have executed this Employment Agreement the date first written above.

IMPINJ, INC.

By:	William T. Colleran

Name:	/s/ William T. Colleran

Title:	President

Address:	701 N. 34th Street, Suite 300
Seattle, WA 98103

John Quist, an individual         /s/ John Quist

Address: 5692 Makati Circle #C, San Jose, CA 95123

ATTACHMENT A

PROPRIETARY INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

Exhibit A

Proprietary Information and Inventions Agreement

Impinj, Inc.

In exchange for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued), by Impinj, Inc. or any of its current or future subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and for any cash and equity compensation for my services, I hereby agree as follows:

Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined in Section 7) shall be the sole property of the Company and its assignees, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly use or disclose, both during my employment by or consulting relationship with the Company and for a period of five (5) years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request by the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof. This agreement, and my obligations under it, are independent of my continued service with the Company and I promise to keep all Confidential Information secret after the termination, for any reason, of my employment from the Company.

Ownership of Physical Property. All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit A-2; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

Assignment of Inventions.

Without further compensation, I hereby agree to promptly disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”).

During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assignees to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assignees shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

I attach hereto as Exhibit A, a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

Further Assistance; Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and cost or other financial data concerning any of the foregoing for the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

Solicitation of Employees, Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of one (1) year following the termination of my relationship with the Company for any reason, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. For a period of one (1) year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

Noncompetition. During the term of my employment or consulting relationship with the Company and for one (1) year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement that will interfere with my full compliance with this Agreement.

Effects of Agreement. This Agreement (a) shall survive for a period of five (5) years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at will, as defined under applicable law, meaning that either I or the Company may terminate, amend, or otherwise modify the Relationship at any time for any reason or no reason, without further obligation or liability.

Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Impinj, Inc.
By:	/s/ William T. Colleran
William T. Colleran, Ph.D.
President and Chief Executive Officer
Date: , 2006 Dated March 20, 2006

Exhibit A-1

Impinj, Inc.

c/o William T. Colleran, Ph.D.

President and Chief Executive Officer

701 N. 34th Street, Suite 300

Seattle, WA 98103

Ladies and Gentlemen:

The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which have become known to me prior to my employment by the Company. I represent that such list is complete.

I propose to bring to my employment or consultancy the following materials and documents of a former employer:

No materials or documents.
See below:
By:	/s/ John Quist – NO INVENTIONS
Dated:	March 10, 2006

Exhibit A-2

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Impinj, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

By:
Dated: , 2006

Exhibit B

Arbitration Agreement

Impinj, Inc.

This Agreement, dated as of , 2006, is between Impinj, Inc., a Delaware corporation (“the Company”), its subsidiaries and affiliates, and (“Employee”). The Company and Employee agree to the following terms and conditions.

Term of Agreement. Employee is beginning employment with the Company in the position of , and Employee agrees to enter into this Agreement in consideration of such employment. This Agreement shall continue in full force and effect for the duration of Employee’s employment by the Company and shall continue thereafter until terminated through a written instrument signed by both parties. Nothing in this Agreement is intended to alter the at-will employment status of Employee.

Arbitrable Claims. To the fullest extent permitted by law, except claims for injunctive relief, all disputes between Employee (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than the Company and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Agreement. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Washington Law Against Discrimination and the Washington Minimum Wage Act, as well as any claims asserting wrongful termination, harassment, discrimination, non-accommodation, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

Arbitration Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then-current JAMS (Judicial Arbitration and Mediation Services) employment arbitration rules and procedures, as amended (“JAMS Employment Rules”), and as augmented in this Agreement. Before resorting to arbitration, the complaining party must first exhaust the procedures specified in the Company Handbook. Arbitration shall be initiated as provided by the JAMS Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims (subject to any internal procedures required above). Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in King County, Washington. Notwithstanding the foregoing, the decision of the arbitrator shall be subject to judicial review and may be vacated or modified by a court if it is not supported by substantial evidence on the record as a whole or if the decision is based on erroneous interpretation of applicable law. The interpretation and enforcement of this agreement to arbitrate shall be governed by the Federal Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS Employment Rules. Reasonable discovery will be permitted and the arbitrator will decide any issue as to discovery. The arbitrator shall have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The fees of the arbitrator shall be paid by the Company. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

Arbitration Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this Section concerning confidentiality.

Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the Company (but only upon receipt by Employee of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company or to Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify the Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Impinj, Inc.’s Notice Address:

Impinj, Inc.

ATTN: Evan Fein

Vice President Finance and Administration

701 N. 34th Street, Suite 300

Seattle, WA 98103

Fax Number: 206-517-5262

Employee’s Notice Address:

Fax Number:

Action by Impinj, Inc. All actions required or permitted to be taken under this Agreement by the Company, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.

Integration. This Agreement sets forth the parties’ mutual rights and obligations with respect to the resolution of Arbitrable Claims. It is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding this subject. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, on this subject, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

Severability. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void for any reason, a court or arbitrator of competent jurisdiction may enforce said provision to the maximum extent allowed by law. A court or arbitrator is authorized if necessary to apply the blue pencil doctrine to modify this Agreement to give effect to the parties’ intent to the maximum extent allowed by law. The provisions of this Agreement are severable. If any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

Governing Law. Except as provided in Section 3 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws. The courts in King County, Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[Signature Page Follows]

The parties have duly executed-this Agreement as of the date first written above.

Impinj, Inc.
By:	/s/ William T. Colleran
William T. Colleran, Ph.D.
President and Chief Executive Officer
Date: , 2006 Dated March 20, 2006

/s/ John Quist 3/10/06

FORMER EMPLOYER PROPRIETARY

INFORMATION CHECKLIST

Impinj expects you to continue to comply with your proprietary information obligations to your former employer(s). To ensure your compliance, please complete and sign the following checklist:

1.	Have you returned all of your former employer’s financial documents?	Yes ☒ No ☐

2.	Have you returned all company credit cards?	Yes ☒ No ☐

3.	Have you turned over all system and program passwords?	Yes ☒ No ☐

4.	If you maintained a home office, used equipment at home, or otherwise have equipment in your possession, including laptops, computer disks, software, hardware, modem, cell phone or pager, have you returned all of this equipment?
Yes ☐ No ☒

5.	Have you returned the following items to your former employer?

	Employee badge	Yes ☒ No ☐

	All keys	Yes ☒ No ☐

	All documents, including, manuals, notebooks, files, letters, notes, drawings, reports, proposals, experimental and development plans, secret procedures, etc.	Yes ☒ No ☐

	Other:	Yes ☐ No ☐

If you answered “no” to any of the above, please list all property of your former employer that is still in your possession:

Laptop – IBM Thinkpad

Please indicate the date when you will return this property to your former employer.

Date:     NOT REQUIRED

6.	Has your phone and mail server administrator been notified to disable your voicemail and e-mail?
Yes ☒ No ☐
7.	If your voicemail or e-mail is still active, have you forwarded any e-mails or voicemails to others?
Yes ☐ No ☒

If “yes,” please describe what, when, and to whom you forwarded any information:

I certify that I have returned all of my former employer’s property or will return such property on the date specified herein. I further acknowledge that I am aware that I have a continuing obligation to keep in confidence and trust and not use or disclose any of my former employer’s Proprietary Information.

Date: 3/30/06	/s/ John Quist
Signature of Employee

/s/ Autumn
Signature of Impinj Official